Exhibit 99.1

HARVEST CAPITAL CREDIT CORPORATION DECLARES DIVIDENDS FOR JANUARY, FEBRUARY AND MARCH

NEW YORK, February 8, 2018 — Harvest Capital Credit Corporation (the “Company”) (NASDAQ: HCAP) announced that its Board of Directors has declared dividends of $0.095 per share for the months of January, February and March 2018. The January dividend is payable on February 28, 2018 to shareholders of record on February 21, 2018. The February dividend is payable on March 27, 2018 to shareholders of record on March 20, 2018. The March dividend is payable on April 26, 2018 to shareholders of record on April 19, 2018. The Company’s distributions may include a return of capital to shareholders to the extent that the Company’s net investment income and net capital gains are insufficient to support the distributions. Distributions that are treated for tax purposes as a return of capital will reduce each shareholder’s basis in his, her or its shares. Returns of shareholder capital also have the effect of reducing the Company’s assets.

"Our board of directors decided to lower our monthly dividend from $0.1125 per share to $0.095 per share due to the continuation of a very competitive investment environment,” declared Richard P. Buckanavage, President and CEO. “After two years of increasing competition for debt investments to lower and middle market companies, we had hoped that 2018 would offer a more friendly environment but early indications in 2018 lead us to believe that this year will offer more of the same,” observed Mr. Buckanavage.  “Instead of reaching for yield to support the previous dividend level or compromising our underwriting standards, we have chosen to lower the dividend to what we believe to be a sustainable level in light of expected pressure on our overall portfolio yield and slower than expected portfolio growth,” concluded Mr. Buckanavage.

ABOUT HARVEST CAPITAL CREDIT CORPORATION

Harvest Capital Credit Corporation provides customized financing solutions to privately held small and mid-sized companies in the U.S., generally targeting companies with annual revenues of less than $100 million and annual EBITDA of less than $15 million. The Company’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt, senior debt, and, to a lesser extent, minority equity investments in privately held U.S. small to mid-sized companies. Harvest Capital Credit Corporation is externally managed and has elected to be treated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not of historical fact (including statements containing the words "believes", "plans", "anticipates", "expects", "estimates", and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.

Investor & Media Relations Contacts

Harvest Capital Credit Corporation

Richard Buckanavage	Craig Kitchin
President & Chief Executive Officer	Chief Financial Officer
(212) 906-3592	(678) 392-3150
rbuckanavage@harvestcaps.com	ckitchin@harvestcaps.com

Source: Harvest Capital Credit Corporation